Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Post-Effective Amendment No.3 to Form F-1 of our report dated January 16, 2026 relating to the financial statements of SU Group Holdings Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, New York
February 20, 2026